                                                                   EXHIBIT 10.17

                                 CONFIDENTIAL
                                 ------------

    [* * *]: CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS EXHIBIT

                     GRANT TERMS AND CONDITIONS AGREEMENT

This agreement documents the grant terms and conditions between BioMarin Pharmaceuticals at 11 Pimentel Court, Novato, CA 94949 (hereinafter referred to as "BioMarin") and Harbor-UCLA Research and Education Institute at 1124 West Carson Street, Torrance, CA 90502-2084 (hereinafter referred to as "REI"), and each referred to as the "Party" or collectively as the "Parties".

1.   Principal Investigator:

     The Principal Investigator on behalf of REI is Emil D. Kakkis, M.D., Ph.D. (hereinafter referred to as "Dr. Kakkis" or "Principal Investigator").

2.   Research Project:

     The Research Project is titled, "Enzyme Replacement Therapy for MPS I with Recombinant a-L-iduronidase". The research plan for this project is attached as Appendix A, and includes work which is to be done beyond the current term of the initial grant period. It is understood that changes to the protocol may occur as dictated by the progress and needs of the project.

3.   Grant Period:

     The Initial grant period is for a period of one year and shall be effective as of the date the Initial payment #1 (see clause #5(a)) is received by REI and the date this agreement is fully executed, whichever occurs later. It is anticipated that this period will be extended with additional funds based upon project progress and funding available to BioMarin.

4.   Grant Amount:

     (a)  [***]

     (b) Appendix B contains the budget for the initial period of the Research Project. REI can rebudget funds between the major cost categories (e.g., personnel, facilities, equipment, etc.) as necessary with the consent of BioMarin, such consent not to be unreasonably withheld, to achieve the goals of the Research Project. REI may make changes within the major cost categories without seeking the consent of BioMarin.

     (c) The first year's budget reflects the current anticipated costs for the Initial grant period.

                     [* CONFIDENTIAL TREATMENT REQUESTED]
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Grant Terms and Conditions Agreement
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     (d)  The second year's budget represents an estimate of the operating budget for the second year. REI shall submit to BioMarin at least 90 days prior to the end of the Initial grant period its request for the second year's funding. BioMarin shall advise REI of its approval of the second year's budget, including any additional funding to be provided if applicable, at least 60 days prior to the end of the initial grant period.

     (e) It is understood that the budgets prepared by REI are based upon the current best estimates of anticipated costs, and that additional funds may be necessary for the project, including funds for costs in year 2 and those described under clause #5(c). If at any time REI and BioMarin determine that the funding provided by BioMarin will not be adequate to meet the project's needs, REI and BioMarin will decide on a need for a funding change and BioMarin will endeavor to provide such funding. If REI and BioMarin are unable to agree on an adequate amount of funding, then REI shall have the right to terminate the Research Project and this Agreement in accordance with clause #18(c).

5.   PAYMENT TERMS:

     (a) BioMarin shall, within ten (10) days of signing this Agreement or within ten (10) days of the time BioMarin has been funded and has approved the Research Project, whichever occurs later, make its initial payment #1 to REI. BioMarin shall make quarterly payments thereafter which are due two weeks in advance of the start of the next quarter and in amounts as indicated below.

                                     [***]

     (b) If spending needs to be changed due to the progress of the Research Project, REI and BioMarin shall negotiate in good faith the payment amounts and due dates. It is understood that, in addition to any other remedy provided to REI hereunder, REI shall not be obligated to continue to work on the Research Project, and may terminate this Agreement in accordance with clause #18, if funds are not received when due or are otherwise determined by REI in its good faith discretion to be inadequate to

                      [*CONFIDENTIAL TREATMENT REQUESTED]

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Grant Terms and Conditions Agreement
Page 3

          fulfill the project needs (pay personnel, purchase supplies, etc.) (See also clause #18(a).)

     (c) The items listed below may be needed in order to complete the work, but they have not been budgeted as these costs cannot be predicted at this time. BioMarin and REI will determine if any of these or additional items are necessary in order to complete the Research Project, and BioMarin will provide these services directly to the Research Project at its own expense.

          -  FDA or other special consultant fees
          -  Biologics or other safety testing by outside subcontractors
          - Validation of purification system performed off-site at outside subcontractor facility
          -  Computer consultants
          -  CGMP or other specialized training from staff
          -  Genotyping of patients by a subcontractor facility
          - Costs relating to clinical trial complications and needed medical specialists and treatment

     (d)  [***]

     (e) In addition, REI will at its own expense deposit and maintain in a secure, off site location adequate copies of protocols and operating procedures, and backup cultures or cryopreserved specimens of any living biological property such as cell lines, cultures, etc.

     (f)  Checks are to be made payable and sent to:

           Harbor-UCLA Research and Education Institute
           P.O. Box 60637 Terminal Annex
           Los Angeles, California 90060
           ATTN: Project No. 008831-00-00

[*CONFIDENTIAL TREATMENT REQUESTED]
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Grant Terms and Conditions Agreement
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6.   Equipment Title:

     REI shall retain title to all equipment purchased with grant funds under this Agreement.

7.   Financial Reports:

     REI shall submit to BioMarin quarterly financial reports detailing research project expenses by major cost category (e.g., personnel, facilities, equipment, supplies, animal costs, other expenses, and travel) within 45 days after the end of each quarter. At BioMarin's request, a detailed audit can be done by BioMarin or its authorized agent at its own expense with reasonable advance notice during REI's normal business hours in order to satisfy BioMarin that payments have been used in accordance with this Agreement anti REI will cooperate with such audit. REI will maintain annual financial records for the Research Project for a period of five (5) years.

8.   Compliance Committee Approvals:

     The Principal Investigator will obtain the necessary approvals from the Institutional Animal Care and Use Committee for animal studies and approvals from the Institutional Review Board for human studies and approvals from the FDA to perform the manufacture of recombinant a-L-iduronidase for clinical use.

9.   Ownership of Data and Records

     REI shall own all data and records which it generates relating to or resulting from the Research Project. BioMarin shall have the right to inspect such data and records with reasonable advance notice during REI's normal business hours. It also is understood that applicable governmental agencies shall have the right to inspect such data and records as required by law.

10.  Right to Publish

     (a) The Principal Investigator has the right to publish all research preclinical and clinical data, methods, negative results or adverse effects resulting from the Research Project it is understood that Intellectual property will be protected prior to submission of such research results for publication. The Principal Investigator will submit to BioMarin all manuscripts and abstracts containing data or proprietary Information derived from this grant for review and comment. BioMarin will have 30 days in which to conduct such review and comment end shall have the right to require that all confidential and/or proprietary information be removed. Failure by BioMarin to respond within
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Grant Terms and Conditions Agreement
Page 5

          30 days will indicate their approval to publish in the form in which it was submitted.

     (b) BioMarin has the right to request that any publications and abstracts resulting from this research acknowledge funding from BioMarin.

11.  Use of Name:

     BioMarin shall not use the names of REI, the County of Los Angeles, or the University of California, Los Angeles, or their agents, officers, or employees, for promotional or advertising purposes without the prior written approval of REI. However, BioMarin has the right to use REI's name with actual and potential investors for the purpose of raising capital for this project.

12.  Existing Intellectual Property:

     The following list delineates the existing patentable or proprietary Inventions, trade secrets, scientific knowledge, materials or processes belonging to and/or known to REI which are covered by this Agreement and are described more fully in Appendix C:

     (a)  Cell line 2.131.
     (b)  Microcarrier culture and harvest process/medium used.
     (c)  Purification system: heparin phenyl rapid two-step protocol.
     (d)  ELISA procedure to detect anti-iduronidase antibodies.
     (e)  Enzyme replacement as therapy for MPS I.

     An exclusive worldwide license to this existing Intellectual property is hereby granted to BioMarin subject to the terms in clause #5(d), 15, and 18(f).

13. New Inventions, Materials, or Processes Anticipated to be Produced and Which are Covered Under This Agreement:

     (a) Methods developed to produce enzyme in Chinese Hamster Ovary Cells.
     (b) Methods developed to purify protein or ensure it is safe.
     (c) New cell lines produced to make enzyme.
     (d) Reagents created to assess enzyme purity or quality.
     (e) Use of the enzyme in diagnostic applications.

     An exclusive worldwide licensing agreement to the new inventions, materials or processes produced and covered under this Agreement will be negotiated subject to the terms in clause #15.
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Grant Terms and Conditions Agreement
Page 6

14.  Inventions or Research Discoveries Excluded From This Agreement:

     Inventions or research discoveries excluded from this agreement include, but are not limited to, all research developments or techniques initially developed during studies of the canine MPS I model during this grant period since these experiments will be 100% funded by other sources. The excluded items include, but are not limited to, the following:

     (a) A non-invasive method for monitoring enzyme that is currently under development in the canine model.
     (b) Localized application methods of enzyme therapy to be developed in the dog such as intrathecal, ophthalmic or intrajoint administration.
     (c) Optimized administration methods or dosing regimens developed first in dog studies.
     (d)  Methods to induce immune tolerance using the enzyme.
     (e) Computer software developed to monitor and control the manufacturing process produced without funding from BioMarin.

15.  Inventions and Patent Rights:
                                                                               .

     (a) For purposes of this Agreement, the term "Invention" shall mean any inventions or discoveries made during the term of this Agreement and also the existing intellectual property as listed In clause #12, whether or not patentable, and any know-how or patent rights relating thereto, which arise out of or relate to the Research Project, with the exclusions noted in Clause #14 above.

     (b) In the event that the inventorship of an Invention under applicable patent law is attributed solely to personnel performing work on research on behalf of REI, then such Invention shall be assigned to and shall be the sole property of REI. The Principal Investigator agrees to notify BioMarin and REI promptly of the existence of such invention.

     (c) In the event that the inventorship of an Invention under applicable patent law is attributed solely to personnel performing work on the research on behalf of BioMarin, then such Invention shall be assigned to and shall be the sole property of BioMarin. BioMarin agree to notify REI and Principal Investigator promptly of the existence of such invention.

     (d) In the event that the Inventorship of an Invention under applicable patent law is attributed jointly to personnel performing work on the research on behalf of REI and to personnel performing work on the research on behalf of BioMarin.

Grant Terms and Conditions Agreement
Page 7

          then such Invention shall be assigned by each such person referenced in this paragraph Jointly and shall be the joint property of BioMarin and REI.

     (e) REI and BioMarin shall in a timely manner jointly review all Inventions and shall mutually decide whether to prepare and file patent applications at BioMarin's expense, REI's expense or Jointly.

     (f) REI agrees that with respect to any Invention which is assigned solely to REI hereunder or which is assigned Jointly to BioMarin and REI hereunder, BioMarin shall have an exclusive worldwide license, with a right to sublicense, all rights owned by REI in such Invention to make, have made, use and sell such Invention and products embodying such Invention, but subject to the provisions of clause 15(g) hereof.

     (g)  (i)   BioMarin shall pay to REI a royalty of [***] of net sales and net leasing income, of products, processes and/or apparatus, or otherwise arising out of or resulting from the Inventions as defined in clause #12, 13, and 15(a) hereof. Such royalty shall be paid until the expiration of the last of any patents arising out of or resulting from the inventions, and if no such patents exist for a period of ten (10) years from the effective date of this Agreement.

          (ii) Net sales for the purpose of computing royalties means BioMarin's invoice price, f.o.b, factory, after deduction of regular trade and quantity discounts, but before deduction of other Items, including but not limited to freight allowances, cash discounts and agents commissions. For purposes of this agreement, "regular trade discounts" shall include pricing discounts to foreign distributors given in the ordinary course of business.

          (iii) [***]

                      [*CONFIDENTIAL TREATMENT REQUESTED]

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Grant Terms and Conditions Agreement
Page 8

          (iv) BioMarin shall maintain accurate books of account and other records respecting the sale of such products and payment of royalties and shall make such books of accounts and other records available to REI for inspection and copying on reasonable advance notice at all reasonable times. BioMarin shall provide in connection with each royalty payment a schedule setting forth the basis for such payment in a form satisfactory to REI.


          (v) In order to maintain the license, BioMarin agrees to pursue the development of enzyme therapy with due diligence acceptable to REI.

  (h) REI represents that it is authorized to grant license. REI represents that all personnel performing work on the Research Project on behalf of REI have a legal obligation to assign to REI all inventions and discoveries made by such personnel during the course of their work performed pursuant to this Agreement.

  (i) BioMarin represents that all personnel performing work on the Research Project on behalf of BioMarin have a legal obligation to assign to BioMarin all inventions and discoveries made by such personnel during the course of their work performed pursuant to this agreement.

  (j) REI represents that, to the best of its knowledge and belief, the intellectual property listed in clause #12, and described more fully in Appendix C, constitutes the trade secrets of, and is proprietary to, REI. It is understood and agreed that certain background proprietary rights may be held by third parties, those known to REI being described in Appendix C. It is further understood and agreed that REI does not Indemnify nor hold harmless BioMarin from and against any claims, liabilities, costs, attorneys fees, and expenses arising out of a claim that the manufacture, use, or sale of the intellectual property listed in clause #12, as described more fully in Appendix C, infringes any third party patent or other intellectual property right.

  (k) BioMarin shall have the right but not the obligation to prosecute at its own expense any third party infringement of intellectual property owned by BioMarin or jointly held by REI and BioMarin which relates to this Research Project. REI shall have the right but not the obligation to prosecute at its own expense any third party infringement of intellectual property owned exclusively by REI or jointly by BioMarin and REI which relates to this Research Project.

Grant Terms and Conditions Agreement
Page 9

16.  Other Scientific Pursuits and Obligations of Principal Investigator

     (a)  Dr. Kakkis is a co-Investigator on an NIH grant in which Dr.
          Elizabeth Neufeld is Principal Investigator. The project is a high dose dog trial and intrathecal enzyme trial. Dr. Kakkis shall have the right to work on this project.

     (b) Dr. Kakkis is the Principal Investigator of a subcontract to purify iduronidase under a pending NIH SBIR grant to Croptech Development Corporation. This will be performed using space, equipment, and personnel not covered by this Agreement. Dr. Kakkis has the right to work on this project. If the methods used under the NIH SBIR grant are covered by this Agreement and are needed for commercial use by Croptech, Croptech will negotiate for this with REI and BioMarin.

     (c)  Dr. Kakkis has the right to pursue other gene therapy research in MPS
          I. It is understood that the other work may generate an alternative therapy which may at some time impact the revenue BioMarin might receive from enzyme replacement therapy.

     (d) Dr. Kakkis also has the right to participate in and submit other grant and/or contract proposals to any potential funding agency, with the understanding that he will still have adequate time to complete the work on this project in a timely fashion.

     (e) Dr. Kakkis has a right to develop funding methods to lessen the impact of enzyme costs on affected families without restraint by BioMarin. Such alternative sources of funding would enhance the positive impact of this therapy, provide a paradigm for payment in other rare disorders, and improve the financial position of BioMarin by lessening economic resistance to therapy.

17.   Progress Reports

     (a) Principal Investigator will provide verbal progress reports as requested by BioMarin.

     (b) Principal Investigator will provide quarterly written progress reports to BioMarin within 45 days after the end of each quarter.

Grants Terms and Conditions Agreement
Page 10

18.  Termination

     (a) REI may immediately stop work on this project if BioMarin fails for any reason to fully fund the Research Project as provided for herein. REI shall provide BioMarin prompt written notice of its election to stop work under this Agreement, and BioMarin shall not thereafter be responsible for further funding of the Research Project; provided, however, that BioMarin shall remain obligated to pay, for a period of ninety (90) days after work stoppage, the salaries and fringe benefits of all project personnel who were assigned to work on the Research Project on the date that the work stopped, at the rates and benefits in effect as of the date of work stoppage, and including REI's Indirect costs.

     (b) In the event of a breach of this Agreement by any party hereto, then any party not in breach may terminate this Agreement effective ninety
          (90) days after providing written notice of termination. The failure of BioMarin to timely make any scheduled payment as set forth in clauses #5(a) and 5(d) shall be deemed a material breach of this Agreement.

     (c) The failure or inability of BioMarin and REI to agree in accordance with clauses #4(d) and 4(e), within thirty (30) days after written request therefor, on the amount or payment date of any additional funding that REI deems in its good faith judgment is necessary to conduct the Research Project, shall be cause for termination of this Agreement (but shall not be breach of this Agreement). In such event, any party hereto may terminate this Agreement effective ninety
          (9O) clays after providing written notice of termination.

     (d) Notwithstanding anything to the contrary in this Agreement, BioMarin shall be obligated to REI to pay all costs and reasonable noncancellable obligations (including those indicated under clause #18(a))incurred by REI on or before the effective date of termination. Such payment shall be made within 30 days after receipt of an invoice therefor from REI.

     (e) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of this clause #18, as well as any rights of the parties hereto arising out of a breach by the other party of any obligations hereunder, shall survive termination of this Agreement.

     (f) (I) In the event of termination of this Agreement for lack of full funding of

Grant Terms and Conditions Agreement
Page 11

           the Research Project during the Initial grant period (see clause #3, 5(a), 5(b), 5(c), 18(a), 18(b), 18(c), and 18(d)), or for any breach by BioMarin during the initial grant period (see clause #3 and 18(b)), or at any time for lack of payment of licensing fees when due, or if at any time BioMarin is in breach of clause #18(d), any and all rights and licensee granted hereunder to BioMarin with respect to REI's patents or intellectual property shall terminate immediately.

     (11) Upon termination of this Agreement subsequent to the Initial grant period (see clause #3 and 18), the license granted herein, and any sublicenses issued thereunder, may survive the said termination provided that BioMarin is in full compliance with payment of licensing fees when due and clause #18(d) and the terms and conditions of said license including but not limited to clause #1 5(f) and 15(g), and provided further, that there is full compliance with the terms and conditions of any sublicense issued by BioMarin. In addition the licensing rights will only survive if the grant is terminated in a coordinated, planned manner satisfactorily to REI, including a minimum ninety-day notification of termination of funding. If the licensing rights survive termination of the agreement, Dr. Kakkis shall retain the right to produce the iduronidase enzyme at REI with all the materials and processes included in the license, such production to be for research purposes only.

19.  Notices

     Notices regarding this agreement shall be sent to:

                       If to BioMarin:

                       BioMarin Pharmaceuticals
                       11 Pimentel Court
                       Novato, California 94949
                       Facsimile 415-382-7889
                       ATTN: Chief Executive Officer

                       If to REI:

                       Emil Kakkis, M.D., Ph.D.
                       Harbor-UCLA Research end Education Institute
                       1124 West Carson Street, Building E4
                       Torrance, California 90502-2084
                       Facsimile 310-328-9921
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Grant Terms and Conditions Agreement
Page 12

                            and

                         Cathleen Tierney
                         Grants and Contracts Officer
                         Harbor-UCLA Research and Education Institute
                         1124 West Carson Street, Building N14
                         Torrance, California 90502-2064
                         Facsimile 310-320-8615

20.  Confidentiality Maintained

     (a)  Proprietary Information

          Each Party agrees that the other Party has a proprietary interest in any information provided by it, whether in connection with this Agreement or otherwise, and whether in written or oral form, which is
          (i) a trade secret, confidential, or proprietary information, (ii) not publicly known, and (iii) annotated by legend, stamp, or other written identification as confidential or proprietary information (hereinafter referred to as "Proprietary Information"). Each Party shall disclose the Proprietary Information provided by the other
          Party only to those of its agents and employees to whom it is necessary in order to carry out its obligations in accordance with the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by the Party receiving Proprietary Information to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, such receiving Party, its agents, and employees shall not use the Proprietary Information for any purpose other than in connection with discharging its duties in the Territory pursuant to this Agreement. The receiving Party shall, at its expense, return to the disclosing Party the Proprietary Information provided by the disclosing Party as soon as practicable after the term or expiration of this Agreement. During the term of this Agreement and thereafter, all such Proprietary Information shall remain the exclusive property of the Party which provided it. This clause #20 shall, also apply to any consultants or subcontractors that the receiving Party may engage in connection with its obligations under this Agreement. The confidentiality obligations set forth in this clause #20 shall survive for a period of five (5) years alter termination or expiration of this Agreement.

     (b)  Exceptions

          Notwithstanding anything contained in this Agreement to the contrary, each of the Parties shall not be liable for a disclosure of the Proprietary Information of the other Party if the information so disclosed: (i) was in the public domain

Grant Terms and Conditions Agreement
Page 13

               at the time of disclosure without breach of this Agreement; (ii) was known to or contained in the records of receiving Party at the time of disclosure by the providing Party, as evidenced by written records; (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by receiving Party; (iv) becomes known to the receiving Party from a source other than the providing Party without breach of this Agreement by receiving Party, and can be so demonstrated; (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain, procurement contract; or (vi) was disclosed pursuant to court order or as otherwise compelled by law, provided that the Party compelled to make such disclosure provides the other Party notice thereof sufficiently in advance of such disclosure so as to provide the other Party a reasonable time within which to seek a protective or similar order.

     21. Assignment:

          This agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, successors, transferees and assignees; provided, however, that neither party hereto may assign or transfer this agreement or any interest herein, either directly or indirectly, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld. A change in control of the company shall be considered an assignment.

                                  ACCEPTANCE

BioMarin Pharmaceuticals          Harbor-UCLA Research and Education
                                  Institute

/s/ John C Klock 01 Apr 97                  /s/ Frank J. De Santis, 4/1/97
---------------------------------------     --------------------------------
Signature and Date                          Signature and Date
                                            Frank J. De Santis, CAE
John Klock - President                      President
-------------------------------------       ---------------------------------
Typed Name and Title                        Typed Name and Title

                                            Principal Investigator:

                                            /s/ [SIGNATURE]
                                            ---------------------------------
                                            Signature and Date

                        [LOGO OF BIOMARIN APPEARS HERE]

     Harbor-UCLA Research and Education Institute
     1124 West Carson Street
     Torrance, California 90502-2064

     Attn: Arthur I. Zweben

     August 21, 1998

     RE:  REI-BIOMARIN GRANT TERMS AND CONDITIONS AGREEMENT

     Dear Mr. Zweben:

     This Letter Agreement (the "Agreement") sets forth the understanding between Harbor-UCLA Research and Education institute ("REI") and BioMarin Pharmaceutical, Inc. ("BioMarin") in connection with BioMarin's sublicense of certain of the rights (the "REI Technology") granted to BioMarin pursuant to that certain Grant Terms and Conditions Agreement between REI and BioMarin executed April 1, 1997 (the "Grant Agreement"). This Agreement represents the agreement of the REI and BioMarin as follows:

     1. This Agreement hereby revises the Grant Agreement to incorporate the terms and conditions set forth in this Agreement. The relationship of the parties shall continue to be governed by the terms and conditions of the Grant Agreement, as amended and revised herein; and in the event that there is any conflict between the terms and conditions of the Grant Agreement and this Agreement, the terms and conditions of this Agreement shall control. As used in this Agreement all capitalized terms shall have the meanings defined for such terms in this Agreement or, if not defined in the Agreement, the meanings defined in the Grant Agreement.

     2. REI hereby consents and approves of BioMarin's entering into an arrangement with a limited liability company to :be formed by BioMarin and Genzyme Corporation for the purpose of commercializing among other things the REI Technology ("BioMarin/Genzyme LLC") pursuant to which BioMarin will grant to BioMarin/Genzyme LLC a sublicense under the REI Technology (the "Sublicense").

     3. In connection with the Sublicense, BioMarin hereby agrees to pay to REI a running royalty of [* * *] of net sales (as such term is defined in the Grant Agreement) and net leasing income of products, processes and/or apparatus or otherwise arising out of or resulting from the Inventions (as such term is defined in paragraph 15(a) of the Grant Agreement) resulting from BioMarin/Genzyme LLC's exercise of the Sublicense. The foregoing royalty shall be paid until the expiration of the last of any patents arising out of or resulting from the Inventions, and if no such patents exist until April 1, 2007. Accordingly and notwithstanding the provisions of clause 15(g)(iii) of the Grant Agreement, BioMarin shall not have any obligation to share the gross income derived from the Sublicense and REI shall have no right to such gross income.

                                       1-

                     [* CONFIDENTIAL TREATMENT REQUESTED]

     4. This Agreement and the Grant Amendment (together with the Appendices thereto) constitute the entire agreement between the parties in connection with the subject matter thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

     5. This Agreement shall become effective on the date when BioMarin/Genzyme LLC has executed this agreement as indicated below and shall remain in effect until expiration or termination of the Grant Agreement.

     6. This Agreement shall bind and inure to the benefit of the parties hereto and BioMarin/Genzyme LLC and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

     If the foregoing is acceptable, please indicate acceptance by having this Agreement executed by the appropriate officer of REI and returning an executed copy to BioMarin to my attention

     Very truly yours,

     BioMarin Pharmaceutical Inc.

     /s/ John C Klock
     John C. Klock, M.D.

     President

     APPROVED AND ACCEPTED this 24 day of August, 1998.

     Harbor-UCLA Research and Education Institute

     Print Name: C. William Steers, CAE
     Title: Executive Vice President,

     APPROVED AND ACCEPTED this ___ day of _______,1998

     BioMarin/Genzyme LLC

     Print Name:  ___________________
     Title:       ___________________

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